EX 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE HILLSHIRE BRANDS COMPANY
FOR THE THREE YEARS ENDED JUNE 29, 2013

FINANCIAL REVIEW

This Financial Review discusses the company's results of operations, financial condition and liquidity, risk management activities, and significant accounting policies and critical estimates. This discussion should be read in conjunction with the Consolidated Financial Statements and related notes thereto contained elsewhere in this annual report. The company's fiscal year ends on the Saturday closest to June 30. Fiscal years 2013, 2012 and 2011 were 52-week years. Unless otherwise stated, references to years relate to fiscal years.

The following is an outline of the analysis included herein:

•	Business Overview

•	Summary of Results/Outlook

•	Review of Consolidated Results

•	Operating Results by Business Segment

•	Financial Condition

•	Liquidity

•	Risk Management

•	Non-GAAP Financial Measures

•	Critical Accounting Estimates

•	Issued But Not Yet Effective Accounting Standards

•	Forward-Looking Information

Business Overview

Our Business
Hillshire Brands is a manufacturer and marketer of high-quality, brand name food products. Sales are principally in the United States, where it is one of the leaders in meat-centric food solutions for the retail and foodservice markets. In the retail channel, the company sells a variety of packaged meat products that include hot dogs, corn dogs, breakfast sandwiches, sausages and lunchmeats as well as a variety of frozen baked products and specialty items including cakes and cheesecakes. These products are sold primarily to supermarkets, warehouse clubs and national chains. The company also sells a variety of meat and bakery products to foodservice customers.

The company's portfolio of brands includes Jimmy Dean, Ball Park, Hillshire Farm, State Fair, Sara Lee frozen bakery and Chef Pierre, as well as artisanal brands Aidells and Gallo.

Strategy
The company is focused on delivering long-term value creation through strengthening the core of its business through brand building and innovation; leveraging its heritage brand equities to extend into new adjacent categories; fueling growth by driving operating efficiencies; and evaluating opportunities to acquire on-trend brands that align with its strategy for value creation.

Spin-Off
On June 28, 2012, Sara Lee Corporation successfully completed the spin-off of its international coffee and tea business ("spin-off") into an independent new public company named D.E. MASTER BLENDERS 1753 N.V. ("DEMB"). Immediately after the spin-off, Sara Lee Corporation changed its name to The Hillshire Brands Company.

EX 99.3

Summary of Results/Outlook

The business highlights for 2013 include the following:

•
Net sales for the year were $3.9 billion, a decrease of $38 million, or 1% versus the prior year. Adjusted net sales, which excludes the results of businesses that have been exited or disposed of, increased 0.4%. The favorable impact of volume increases were offset by an unfavorable shift in sales mix and pricing actions in response to lower commodity costs.

•
Reported operating income for the year was $297 million, an increase of $221 million, which resulted from a decrease in charges related to significant items. Adjusted operating income was $363 million, an increase of $40 million, or 12.5% over the prior year as a result of lower commodity costs net of pricing actions, lower general corporate expenses, and higher volumes, partially offset by increased investments in media, advertising and promotion ("MAP").

•
Operating segment income, which excludes the impact of significant items and business dispositions, was favorably impacted by a year-over-year decrease in commodity costs net of pricing actions and volume increases primarily related to Jimmy Dean products, partially offset by higher investments in MAP and higher bakery manufacturing costs.

•
Net income from continuing operations attributable to Hillshire Brands in 2013 was $184 million, or $1.49 per share on a diluted basis, versus a loss of $20 million, or $0.16 per share on a diluted basis in 2012. The year-over-year improvement was due to a $165 million decrease in after tax charges related to significant items, which includes charges for restructuring actions, spin-off related costs and significant reductions in interest expense. On an as adjusted basis, net income from continuing operations attributable to Hillshire Brands in 2013 was $212 million or $1.72 per share on a diluted basis, versus $173 million, or $1.45 per share of income in 2012.

•
Cash from operating activities was $253 million in 2013, an increase of $4 million due to a decrease in cash payments for restructuring actions, lower contributions to pension plans, lower cash payments for taxes and improved operating results on an adjusted basis which were offset by the impact of the completion of the disposition of several discontinued operations as well as an increase in cash used to fund working capital related to operating activities.

Fiscal Year 2014 Outlook
The company expects Fiscal 2014 results to be impacted by a number of factors including higher raw material costs, continued investments in brand building and innovation, the wrapping of non-recurring favorable SG&A costs, and competitive dynamics.  These factors will be partially offset by expected savings from the company's productivity programs.

EX 99.3

Review of Consolidated Results

The following tables summarize net sales and operating income for 2013 versus 2012, and 2012 versus 2011 and certain items that affected the comparability of these amounts:

2013 Versus 2012

In millions	2013	2012	Dollar Change	Percent Change
Net sales	$3,920	$3,958	$(38)	(1.0)%
Less: net sales from
Dispositions	—	55	(55)
Adjusted net sales	$3,920	$3,903	$17	0.4%
Operating income	$297	$76	$221	NM
Less: Impact of Significant items on operating income	$(72)	$(255)	$183
Dispositions	6	8	(2)
Adjusted operating income	$363	$323	$40	12.5%

2012 Versus 2011

In millions	2012	2011	Dollar Change	Percent Change
Net sales	$3,958	$3,884	$74	1.9%
Less: net sales from
Dispositions	55	135	(80)
Adjusted net sales	$3,903	$3,749	$154	4.1%
Operating income	$76	$227	$(151)	(66.5)%
Less: Impact of Significant items on operating income	$(255)	$(91)	$(164)
Dispositions	8	3	5
Adjusted operating income	$323	$315	$8	2.5%

Non-GAAP Measures
Management measures and reports Hillshire Brands' financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). In this report, Hillshire Brands highlights certain items that have significantly impacted the company's financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items. The non-GAAP financial measures used by Hillshire Brands in this annual report are adjusted net sales and adjusted operating income which exclude from a financial measure computed in accordance with GAAP the impact of significant items and the impact of businesses that have been exited or disposed of for all periods presented. Another non-GAAP financial measure is Adjusted EPS which excludes from reported diluted EPS from continuing operations the impact of significant items.

Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Hillshire Brands' business that, when viewed together with Hillshire Brands' financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Hillshire Brands' historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining achievement of incentive compensation. Two of the five performance measures under Hillshire Brands' annual incentive plan are net sales and earnings before interest and taxes, which are the reported amounts as adjusted for significant items and possibly other items. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

EX 99.3

See "Non-GAAP Measures Definitions" in the Financial Review section of this report for additional information regarding these financial measures.

Net Sales
Net sales in 2013 were $3.920 billion, a decrease of $38 million, or 1.0% versus 2012. Net sales were impacted by dispositions after the beginning of 2012, which reduced net sales by $55 million. Adjusted net sales increased $17 million, or 0.4% due to a 1.4% increase in volumes, which were only partially offset by an unfavorable shift in sales mix and pricing actions in response to lower commodity costs. Sales were negatively impacted by a material one-time reduction in inventory levels held by a large retail customer in the fourth quarter of 2013 and issues with the lunchmeat packaging transition.

Net sales in 2012 were $3.958 billion, an increase of $74 million, or 1.9% versus 2011. Net sales were impacted by dispositions after the beginning of 2011, which reduced net sales by $80 million. Adjusted net sales increased $154 million, or 4.1% due to price increases in response to higher commodity costs and the year-over-year impact of an acquisition made in 2011, partially offset by lower volumes.

Operating Income
Operating income increased by $221 million in 2013. The year-over-year net impact of the change in significant items and business dispositions identified in the preceding table of consolidated results decreased operating income by $181 million. As a result, adjusted operating income increased $40 million, or 12.5% due to a significant decline in general corporate expense, excluding significant items, lower commodity costs net of pricing actions and higher volumes, partially offset by increased investments in MAP spending.

Operating income decreased by $151 million, or 66.5% in 2012 from 2011. The year-over-year net impact of the change in significant items and the business dispositions identified in the preceding table of consolidated results decreased operating income by $159 million. As a result, adjusted operating income increased $8 million, or 2.5% due to a significant decline in general corporate expense, excluding significant items, partially offset by lower adjusted operating results in the Foodservice/Other business segment.

The changes in the individual components of operating income are discussed in more detail below.

Gross Margin
The gross margin, which represents net sales less cost of sales, increased by $61 million in 2013. The increase was driven by the impact of lower commodity costs and the benefits of cost saving initiatives. These were only partially offset by a negative shift in sales mix, higher bakery manufacturing costs and the generally weak economic conditions in the foodservice category.

The gross margin percentage increased from 27.8% in 2012 to 29.6% in 2013 due to gross margin percentage increases in the Retail segment. The gross margin percentage was positively impacted by lower commodity costs partially offset by higher bakery manufacturing costs.

The gross margin decreased by $62 million in 2012 from 2011, driven by the negative impact of higher discounts associated with aged inventories, lower volumes, the negative impact of disruptions associated with the Tarboro N.C. bakery plant upgrade and the generally weak economic conditions in the foodservice category, which were only partially offset by the benefits of cost saving initiatives.

The gross margin percentage decreased from 29.9% in 2011 to 27.8% in 2012 due to gross margin percentage declines for all business segments but primarily at Foodservice/Other. The gross margin percentage was negatively impacted by higher commodity costs, lower volumes and higher discounts associated with aged inventories which were partially offset by pricing actions and continuous improvement savings.

EX 99.3

Selling, General and Administrative Expenses

In millions	2013	2012	2011
SG&A expenses in the business segment results
Media advertising and promotion	$174	$136	$121
Other	597	594	623
Total business segments	771	730	744
Amortization of identifiable intangibles	4	4	4
General corporate expenses	81	195	136
Mark-to-market derivative (gains)/losses	(1)	1	(1)
Total SG&A	$855	$930	$883

Total SG&A expenses reported in 2013 by the business segments increased by $41 million, or 5.6%, versus 2012 primarily due to higher MAP spending.

Unallocated general corporate expenses decreased by $114 million in 2013 over the prior year due to a $86 million decrease in charges related to restructuring actions, costs incurred in conjunction with the spin-off and other significant items as well as the impact of headcount reductions, lower benefit plan expenses and a reduction in information technology costs.

Total selling, general and administrative (SG&A) expenses in 2012 increased $47 million, or 5.4% from 2011. Measured as a percent of sales, SG&A expenses increased from 22.7% in 2011 to 23.5% in 2012. The results reflect the impact of an increase in charges related to restructuring and spin-off actions and higher MAP expenses partially offset by the benefits of cost saving initiatives and lower general corporate expenses, excluding restructuring and spin-off related charges. SG&A expenses as a percent of sales decreased in each of the business segments.

Total SG&A expenses reported in 2012 by the business segments decreased by $14 million, or 1.8%, versus 2011 primarily due to the benefits of cost saving initiatives partially offset by higher MAP spending and the impact of inflation on wages and employee benefits.

Unallocated general corporate expenses increased by $59 million in 2012 from 2011 due to a $148 million increase in restructuring actions and other significant items partially offset by a reduction in information technology costs, the impact of headcount reductions and lower stranded overhead costs related to sold businesses.

EX 99.3

As previously noted, reported SG&A reflects amounts recognized for restructuring actions, spin-off related costs and other significant amounts. These amounts include the following:

In millions	2013	2012	2011
Restructuring/spin-off costs	$57	$137	$36
Gain on HBI tax settlement	—	(15)	—
Litigation accrual	—	11	—
Pension settlement	5	1	—
Foreign tax indemnification charge	(10)	(3)	—
Workers' compensation deposit adjustment	(7)	—	—
Other	—	1	—
Total	$45	$132	$36

Additional information regarding the restructuring and spin-off related costs can be found in Note 6 - Exit, Disposal and Transformation Activities.

Exit Activities, Asset and Business Dispositions
Exit activities, asset and business dispositions are as follows:

In millions	2013	2012	2011
Charges for exit activities
Severance	$3	$27	$29
Exit of leases and other contractual obligations	12	54	9
Business disposition gains	(6)	—	—
Total	$9	$81	$38

The net charges in 2013 are $72 million lower than 2012 as a result of lower severance and lease and contractual obligation exit costs. The 2012 charges were incurred in conjunction with the spin-off.

The net charges in 2012 are $43 million higher than 2011 as a result of a $45 million increase in lease and contractual obligation exit costs, which were incurred in conjunction with the spin-off.

Impairment Charges
In 2013, the company recognized a $1 million impairment charge, which related to the writedown of machinery and equipment associated with the Retail segment that was determined to no longer have any future use by the company. In 2012, the company recognized a $14 million impairment charge, which related to the writedown of computer software which was no longer in use. The charge was recognized as part of general corporate expenses. In 2011, the company recognized a $15 million impairment charge, which related to the writedown of manufacturing equipment associated with the North American foodservice bakery reporting unit.

Additional details regarding these impairment charges are discussed in Note 4 - Impairment Charges.

Net Interest Expense
Net interest expense of $41 million in 2013 was $31 million lower than the prior year. This was due to a decline in interest expense as a result of the repayment of approximately $2 billion of debt during 2012 primarily using proceeds from the completed business dispositions, as well as the transfer of $650 million of debt to DEMB as part of the spin-off. Net interest expense decreased by $15 million in 2012 from 2011 to $72 million due to a decline in interest expense as a result of the repayment of approximately $970 million of debt in April 2012 using existing cash on hand. Interest income remained unchanged.

Debt Extinguishment Costs
In 2012, the company completed a cash tender offer for $348 million of its 6.125% Notes due November 2032 and $122 million of its 4.10% Notes due 2020 and it redeemed all of its 3.875% Notes due 2013, with an aggregate principal amount of $500 million, and recognized $39 million of charges associated with the early extinguishment of this debt. In 2011, the company redeemed its $1.1 billion 6.25% Notes due September 15, 2011 and recognized a $55 million charge associated with the early redemption of this debt.

EX 99.3

Income Tax Expense
The effective tax rate on continuing operations in 2013, 2012 and 2011 was impacted by a number of significant items that are shown in the reconciliation of the company's effective tax rate to the U.S. statutory rate in Note 18 - Income Taxes. Additional information regarding income taxes can be found in "Critical Accounting Estimates" within Management's Discussion and Analysis.

In millions	2013	2012	2011
Continuing operations
Income (loss) before income taxes	$256	$(35)	$85
Income tax expense (benefit)	72	(15)	27
Effective tax rates	28.1%	(44.2)%	31.8%

2013 versus 2012 In 2013, the company recognized a tax expense for continuing operations of $72 million, or an effective tax rate of 28.1%, compared to tax benefit of $15 million, or an effective tax rate of 44.2%, in 2012. The tax rate in 2013 was impacted by contingent tax obligations, deductions associated with domestic production activities, non-taxable indemnification agreements, employee benefit deductions and tax provision adjustments. See the tax rate reconciliation table in Note 18 - Income Taxes for additional information.

2012 versus 2011 In 2012, the company recognized a tax benefit on continuing operations of $15 million, or an effective tax rate of 44.2%, compared to tax expense of $27 million, or an effective tax rate of 31.8%, in 2011. The tax rate in 2012 was impacted by non-taxable indemnification agreements, employee benefit deductions and tax provision adjustments partially offset by non-deductible professional fees. See the tax rate reconciliation table in Note 18 - Income Taxes for additional information.

Income (Loss) from Continuing Operations and Diluted Earnings Per Share (EPS) from Continuing Operations
Income from continuing operations in 2013 was $184 million, an increase of $204 million over the prior year. The improvement was due to a $165 million decrease in net after tax charges incurred in conjunction with the spin-off, restructuring actions and other significant items. Loss from continuing operations in 2012 was $20 million, a decrease of $78 million over the prior year. The decline was due to net after tax charges incurred in conjunction with the spin-off, restructuring actions and other significant items.

Diluted EPS from continuing operations was $1.49 in 2013, a loss of $0.16 in 2012 and income of $0.46 in 2011. Adjusted diluted EPS was $1.72 in 2013, $1.45 in 2012 and $1.21 in 2011. The diluted EPS from continuing operations in the current year is unfavorably impacted by higher average shares outstanding as a result of the exercise of stock options and the accelerated vesting of RSUs due to the spin-off.

Discontinued Operations
The results of the company's North American fresh bakery, refrigerated dough and foodservice beverage businesses and the international coffee and tea, household and body care and European and Australian bakery businesses, which have been classified as discontinued operations, are summarized below. See Note 1 - Nature of Operations and Basis of Presentation for additional information.

In millions	2013	2012	2011
Net sales	$80	$5,365	$8,223
Income (loss) from discontinued operations before income taxes	$7	$(140)	$565
Income tax (expense) benefit on income from discontinued operations	8	603	(82)
Gain on disposition of discontinued operations before income taxes	68	772	1,304
Income tax expense on disposition of discontinued operations	(15)	(367)	(573)
Net income from discontinued operations	$68	$868	$1,214

EX 99.3

Net Sales and Income (Loss) from Discontinued Operations before Income Taxes Net sales for discontinued operations were $80 million in 2013, compared to $5.365 billion in 2012. The year-over-year change was due to the completion of the disposition of most of the businesses that were part of the discontinued operations prior to the end of 2012. The net sales in 2013 all relate to the Australian bakery operations, which were disposed of in February 2013. Income from discontinued operations was $15 million in 2013, a decline of $448 million compared to 2012 as a result of the completion of the disposition of most of the businesses that were part of discontinued operations. The year-over-year change was also impacted by the nonrecurrence of significant impairment charges and tax benefits that were recognized in 2012, as discussed in more detail below. The operating results reported in 2013 relate to the Australian bakery operations, as well as adjustments of prior year tax provision estimates related to the business dispositions completed in 2012.

Net sales for discontinued operations were $5.365 billion in 2012, compared to $8.223 billion in 2011, a 35% decrease. The sales decline was primarily driven by the impact of business dispositions completed after the start of 2011 and resulted in there being less than a full twelve months of sales in each fiscal year. Income before income taxes in 2012 was a loss of $140 million, a decrease of $705 million compared to 2011. The decrease was again driven by the impact of business dispositions including $414 million of impairment charges in 2012 primarily related to the European bakery operations as well as various restructuring and other charges. The change in income from discontinued operations was a decrease of $20 million over the prior year despite the much larger decline in pretax income due to significant tax benefits that increased income from discontinued operations by $685 million in 2012. In 2012, the international coffee and tea business reported a $438 million income tax benefit, which included a $623 million benefit associated with the reversal of a deferred tax liability related to the repatriation of foreign earnings. The remaining significant tax benefits related to tax basis differences and tax settlements and reserve reversals.

Gain on Sale of Discontinued Operations In 2013, the company completed the disposition of the Australian bakery business and recognized a pretax gain of $56 million ($42 million after tax), as well as gains related to a final purchase price adjustment associated with the North American fresh bakery operation, a gain on the sale of manufacturing facilities related to the sale of the North American foodservice beverage operations and adjustments to the prior year tax provision estimates associated with previous business dispositions. In 2012, the company completed the disposition of the fresh bakery, foodservice beverage and refrigerated dough businesses in North America as well as the European bakery businesses in Spain and France. It also completed the disposition of the remainder of the businesses that comprised the household and body care business, primarily the non-European insecticides business and portions of the air care and shoe care businesses. It recognized a pretax gain of $772 million ($405 million after tax) on the disposition of these businesses in 2012. The tax provision on the disposition of the refrigerated dough business was negatively impacted by a book/tax basis difference related to $254 million of goodwill that is not deductible for tax purposes. In 2011, the company completed the disposition of the majority of the businesses that comprised the household and body care business - global body care, European detergents, and Australia/New Zealand bleach businesses as well as a majority of the air care and shoe care businesses and recognized a pretax gain of $1.3 billion ($731 million after tax). Further details regarding these transactions are included in Note 5 - Discontinued Operations.

Consolidated Net Income and Diluted Earnings Per Share (EPS)
The consolidated net income and related diluted earnings per share includes the results of both continuing and discontinued operations - see the Consolidated Statements of Income in this report for additional information. Net income was $252 million in 2013, a decrease of $596 million over the prior year. The decrease in net income was primarily due to a $800 million decline in the results associated with discontinued operations, partially offset by a $204 million increase in results associated with continuing operations noted previously.

Net income was $848 million in 2012, a decrease of $424 million over the prior year. The decrease in net income was primarily due to a $326 million decrease in the gain on sale of discontinued operations. The decrease in net income was also due to a $78 million reduction in income from continuing operations noted previously.

The net income attributable to Hillshire Brands was $252 million in 2013, $845 million in 2012 and $1.263 billion in 2011.

Diluted EPS were $2.04 in 2013, $7.13 in 2012 and $10.11 in 2011. The decrease in EPS is primarily the result of the change in net income from discontinued businesses. Further, the diluted EPS in the current year is impacted by higher average shares outstanding as a result of the exercise of stock options and the accelerated vesting of RSUs due to the spin-off.

EX 99.3

Operating Results by Business Segment

The company's structure is currently organized around two business segments, which are described below:

Retail sells a variety of packaged meat and frozen bakery products to retail customers in North America.

Foodservice/Other sells a variety of meat and bakery products to foodservice customers in North America. Sales are made in the foodservice channel to distributors, restaurants, hospitals and other large institutions. This segment also includes sales results for the commodity pork and turkey businesses as well as the former Senseo coffee business in the United States that was exited in March 2012 and the former live hog business that was exited in September 2011.

The following is a summary of results by business segment:

In millions	2013	2012	2011
Sales
Retail	$2,894	$2,884	$2,760
Foodservice/Other	1,026	1,025	1,001
	3,920	3,909	3,761
Impact of businesses exited/disposed	—	55	135
Intersegment	—	(6)	(12)
Total	$3,920	$3,958	$3,884

The following tables summarize the components of the percentage change in net sales as compared to the prior year:

	Volume (Excluding Acquisition/Disposition)	Mix	Price	Other	Acquisition	Disposition	Total
2013 versus 2012
Retail	(0.1)%	0.6%	(0.2)%	—%	—%	—%	0.3%
Foodservice/Other	4.5	(3.6)	(0.4)	(0.4)	—	—	0.1
Total business segments	1.4%	(0.7)%	(0.3)%	—%	—%	(1.4)%	(1.0)%
	Volume (Excluding Acquisition/Disposition)	Mix	Price	Other	Acquisition	Disposition	Total
2012 versus 2011
Retail	(3.8)%	0.5%	4.6%	(0.6)%	3.8%	—	4.5%
Foodservice/Other	(0.1)	(0.5)	3.2	(0.2)	—	—	2.4
Total business segments	(2.6)%	0.1%	4.2%	(0.4)%	2.8%	(2.2)%	1.9%

Operating segment income and income from continuing operations before income taxes for 2013, 2012 and 2011 are as follows:

In millions	2013	2012	2011
Income from continuing operations before income taxes
Retail	$329	$313	$314
Foodservice/Other	75	79	102
Total operating segment income	404	392	416
General corporate expenses	(93)	(272)	(159)
Mark-to-market derivative gains/(losses)	(1)	(1)	2
Amortization of intangibles	(4)	(4)	(4)
Significant items - business segments	(15)	(47)	(31)
Impact of businesses exited/disposed	6	8	3
Total operating income	297	76	227
Interest expense, net	(41)	(72)	(87)
Debt extinguishment costs	—	(39)	(55)
Income (loss) from continuing operations before income taxes	$256	$(35)	$85

EX 99.3

A discussion of each business segment's sales and operating segment income is presented on the following pages. The change in volumes for each business segment excludes the impact of acquisitions and dispositions.

General corporate expenses, which are not allocated to the individual business segments, were $93 million in 2013, a decrease of $179 million over the prior year due to a $151 million decrease in charges related to restructuring actions, costs incurred in conjunction with the spin-off and other significant items partially offset by the impact of headcount reductions, lower benefit plan expenses and a reduction in information technology costs.

General corporate expenses were $272 million in 2012, an increase of $113 million over the prior year due to an increase in charges related to restructuring actions and costs incurred in conjunction with the spin-off partially offset by a reduction in information technology costs, the impact of headcount reductions and a reduction in stranded overhead costs associated with divested businesses.

The company uses derivative financial instruments to manage its exposure to commodity prices. A commodity derivative not declared a hedge in accordance with the accounting rules is accounted for under mark-to-market accounting with changes in fair value recorded in the Consolidated Statements of Income. The company excludes these unrealized mark-to-market gains and losses from the operating segment results until such time that the exposure being hedged affects the earnings of the business segment. At that time, the cumulative gain or loss previously reported as mark-to-market derivative gains/(losses) for the derivative instrument will be reclassified into the business segment's results.

The unrealized mark-to-market gain/loss incurred on commodity derivative contracts was a loss of $1 million in 2013 as compared to a loss of $1 million in 2012 and a gain of $2 million in 2011. The unrealized mark-to-market gains and losses are primarily related to commodity derivative contracts.

The amortization of intangibles in the table relates to acquired trademarks and customer relationships. It does not include software amortization, a portion of which is recognized in the earnings of the segments and a portion is recognized as part of general corporate expenses.

Beginning in 2013, the reported results for the business segments exclude significant items and the impact of businesses that have been exited or disposed. The company believes that these results are more indicative of the company's core operating results and improve the comparability of the underlying results from period to period. The business segment results reflect the above changes for all periods presented. See the Non-GAAP Financial Measures section in the Financial Review for additional information regarding these exclusions.

Retail

In millions	2013	2012	Dollar Change	Percent Change	2012	2011	Dollar Change	Percent Change
Net sales	$2,894	$2,884	$10	0.3%	$2,884	$2,760	$124	4.5%
Operating segment income	$329	$313	$16	5.5%	$313	$314	$(1)	(0.6)%

2013 versus 2012 Net sales increased by $10 million or 0.3% due to a favorable shift in sales mix partially offset by price decreases in an environment of lower commodity costs and slightly lower volumes. Volumes declined 0.1% as volume increases for Jimmy Dean breakfast sandwiches and sausages, and Aidells specialty sausages were offset by a one-time material change in fourth quarter inventory levels held by a large retail customer, softness in Hillshire Farm lunchmeat and declining volumes for Ball Park hot dogs, sweet goods, and Sara Lee deli meats. Pricing actions decreased sales by 0.2%.

Operating segment income, which excludes the impact of restructuring charges and other significant items, increased $16 million, or 5.5%. The increase was due to lower commodities costs net of pricing actions and a favorable shift in sales mix, which was partially offset by increased manufacturing and SG&A expenses. MAP investments increased driven by higher spending behind certain core brands and new products, notably Jimmy Dean and Ball Park.

2012 versus 2011 Net sales increased by $124 million or 4.5% due to an acquisition made in May 2011, pricing actions and an improved sales mix, which offset the negative impact of lower volumes, discounts to move aged inventory and higher slotting costs. The acquisition increased net sales by 3.8% percentage points, while the pricing actions, which were taken to offset higher commodity costs, increased net sales by 4.6% percentage points. Unit

EX 99.3

volumes declined 3.8%, excluding the impact of acquisitions, due to lower volumes for frozen bakery products, hot dogs, breakfast sandwiches, deli meats, lunchmeats and smoked sausages which more than offset volume increases for breakfast sausages.

Operating segment income decreased $1 million, or 0.6%. The decrease in operating segment income was the result of the impact of lower volumes, discounts to move aged inventory, higher slotting expenses and higher MAP and distribution costs which were only partially offset by the favorable income impact of an acquisition made in May 2011, lower SG&A costs, positive pricing to commodities, and savings from continuous improvement programs.

Foodservice/Other

In millions	2013	2012	Dollar Change	Percent Change	2012	2011	Dollar Change	Percent Change
Net sales	$1,026	$1,025	$1	0.1%	$1,025	$1,001	$24	2.4%
Operating segment income	$75	$79	$(4)	(5.0)%	$79	$102	$(23)	(22.4)%

2013 versus 2012 Net sales, which excludes the impact of business dispositions, increased by $1 million, or 0.1%. The favorable impact of higher volumes was mostly offset by an unfavorable shift in sales mix and negative pricing actions in response to lower commodity costs. Volumes increased 4.5% as higher volumes for processed meat and commodity meat products were only partially offset by lower bakery volumes due to the continued weak economic conditions.

Operating segment income, which excludes the impact of restructuring charges, other significant items and business dispositions, decreased by $4 million, or 5.0%, The decrease was primarily driven by an unfavorable shift in sales mix and investments in bakery plant improvements partially offset by increased volumes and lower commodity costs. Increased investments in MAP were offset by lower SG&A costs.

2012 versus 2011 Net sales increased by $24 million, or 2.4%. The impact of price increases in response to higher commodity costs and an increase in sales of commodity products offset lower foodservice bakery volumes. The pricing actions increased sales by 3.2%. Overall, net unit volumes declined 0.1% as lower bakery volumes, due to demand softness caused by the continued weak economic conditions and the impact of production disruptions resulting from manufacturing plant upgrades at the company's Tarboro, NC facility, were only partially offset by higher volumes for meat products.

Operating segment income decreased by $23 million, or 22.4%, as the unfavorable impact of higher commodity costs, net of pricing actions, the impact of lower volumes for non-commodity products, the manufacturing plant disruptions noted above, which reduced operating segment income by approximately $9 million, higher trade spending and discounts for aged inventory were only partially offset by continuous improvement savings and lower SG&A costs.

Financial Condition

The company's cash flow statements include amounts related to discontinued operations through the date of disposal. The discontinued operations had an impact on the cash flows from operating, investing and financing activities in each fiscal year.

Cash from Operating Activities
The cash from operating activities generated by continuing and discontinued operations is summarized in the following table:

	2013	2012	2011
Cash from operating activities
Continuing operations	$243	$127	$138
Discontinued operations	10	122	309
Total	$253	$249	$447

EX 99.3

2013 versus 2012 The increase in cash from operating activities of $4 million in 2013 was due to a $410 million decrease in cash paid for restructuring actions, a $205 million decrease in pension contributions, a $194 million decrease in cash taxes paid, as well as improved operating results on an adjusted basis. These increases in cash generated from operations were offset by the completion of business dispositions in the prior fiscal year as well as an increase in cash used to fund operating activities.

2012 versus 2011 The decrease in cash from operating activities of $198 million in 2012 was due to the completion of business dispositions prior to the end of 2012 and a $335 million increase in cash paid for restructuring actions as well as an $89 million increase in pension contributions. These uses of cash were partially offset by improved operating results on an adjusted basis, better working capital management and a reduction in cash taxes paid.

Cash from (used in) Investing Activities
The cash from (used in) investing activities generated by continuing and discontinued operations is summarized in the following table:

	2013	2012	2011
Cash from (used in) investing activities
Continuing operations	$(127)	$(153)	$(162)
Discontinued operations	86	(368)	2,291
Total	$(41)	$(521)	$2,129

2013 versus 2012 In 2013, $41 million of cash was used in investing activities compared with $521 million in 2012. The decrease in cash used was primarily due to a $179 million decrease in cash paid for property and equipment, a $183 million decline in cash paid for software and other intangibles and a $124 million increase in net cash proceeds received related to business dispositions.

The company spent $135 million in 2013 for the purchase of property and equipment as compared to $314 in 2012, which included $158 million related to discontinued operations. The year-over-year decline related to continuing operations was due primarily to the higher expenditures in 2012 related to expanded meat production capacity.

Capital expenditures for property and equipment related to continuing operations for 2013 was $134 million. In 2014 the company expects such expenditures to equal approximately 4% of net sales.

The cash paid for the purchase of software and other intangibles declined by $183 million as the prior year included a $153 million payment to acquire the remaining ownership interest in the Senseo coffee trademark, which was subsequently transferred to DEMB as part of the spin-off.

The company received $96 million on the disposition of businesses in 2013, of which approximately $85 million (82 million AUD) was received upon the disposition of its Australian bakery business. In 2012, business dispositions resulted in a net use of cash of $28 million as the $2.033 billion of cash received from various business dispositions was offset by $2.061 billion of cash transferred as part of the spin-off. The $30 million of expenditures for business acquisitions in 2012 related to beverage companies that were subsequently transferred to DEMB as part of the spin-off.

2012 versus 2011 In 2012, $521 million of cash was used in investing activities while in 2011, $2.129 billion of cash was received from investing activities. The decrease in cash generated by investing activities was due to $2.061 billion of cash transferred as part of the spin-off of the international coffee and tea business; a $475 million decline in the cash received from business dispositions, including the deposit received in 2011; and an increase in cash paid for software and other intangibles, which is primarily related to the $153 million (€115 million) paid to acquire the remaining ownership interest in the Senseo coffee trademark. In addition, $31 million of cash was received from derivative transactions in 2012, which related primarily to hedges of foreign currency exposures, as compared to $81 million in 2011.

The company received $2.033 billion on the disposition of businesses in 2012 related primarily to the disposition of its North American fresh bakery, refrigerated dough and foodservice beverage businesses and its international bakery businesses. In 2011, the company received $2.3 billion related to the disposition of the majority of the international household and body care business and also received a $203 million deposit related to the disposition of its insecticides business that closed in the first half of 2012.

EX 99.3

The company expended $30 million in 2012 for the acquisition of several coffee companies which were transferred as part of the spin-off of the international coffee and tea business. During 2011, the company expended $119 million of cash for the acquisition of two businesses, Aidells, a retail sausage business and Damasco, a Brazilian coffee company.

The company spent $314 million for the purchase of property and equipment in 2012 as compared to $337 million in 2011. The slightly higher level of spending in 2011 was due to the higher expenditures related to the expansion of meat production capacity in North America.

Cash used in Financing Activities
The net cash used in financing activities is split between continuing and discontinued operations as follows:

	2013	2012	2011
Cash from (used in) financing activities
Continuing operations	$50	$184	$53
Discontinued operations	(95)	(1,530)	(1,804)
Total	$(45)	$(1,346)	$(1,751)

The cash used in the financing activities of the discontinued operations primarily represents the net transfers of cash with the corporate office as most of the cash of these businesses has been retained as a corporate asset, with the exception of the cash related to the international coffee and tea business, which was transferred as part of the spin-off.

2013 versus 2012 The cash used in financing activities in 2013 decreased by $1.301 billion over the prior year driven primarily by $1.164 billion in net debt repayments in 2012 and a year-over-year decrease in dividends paid of $225 million, partially offset by a decrease in cash received related to common stock issuances. In 2013, the company paid approximately $40 million upon the settlement of two cross currency swaps maturing in June 2013 that were associated with certain foreign denominated debt instruments. In 2012, the company repaid $348 million of its 6.125% Notes due November 2032 and $122 million of its 4.10% Notes due 2020 as part of a tender offer. It also redeemed all of its 3.875% Notes due 2013, which had an aggregate principal amount of $500 million. The company also repaid $841 million of long-term debt and derivatives, which included the payment of $156 million related to derivatives associated with this debt, and $204 million of debt with maturities less than 90 days. The company utilized cash on hand and new borrowings to repay this debt. The company issued $851 million of new borrowings in 2012, which included a note purchase agreement with a group of institutional investors related to the private placement of $650 million aggregate principal amount of indebtedness. On June 28, 2012, the company transferred its obligation under the private placement debt as part of the spin-off.

Additionally, in 2012 the company recognized a $15 million windfall tax benefit related to stock compensation that occurs when compensation cost from non-qualified share-based compensation recognized for tax purposes exceeds compensation cost from equity-based compensation recognized in the financial statements. This tax benefit increased net cash provided by financing activities.

Dividends paid during 2013 were $46 million as compared to $271 million in 2012. The dividends paid in 2013 represent the first three quarterly dividends of Hillshire Brands.

Cash from stock issuances totaled $47 million in 2013 compared to $84 million in 2012, driven primarily by stock award activity.

2012 versus 2011 The cash used in financing activities in 2012 decreased by $405 million over the prior year due to a $1.3 billion reduction in cash paid to repurchase shares of its common stock partially offset by a $959 million increase in the net repayments of debt. The 2012 debt repayment activity is outlined above.

In 2011, the company repurchased 16.0 million shares of common stock for $1.3 billion. In 2010, the company expended $500 million to repurchase 7.3 million shares of its common stock under an accelerated share repurchase program. There were no repurchases of common stock in 2012.

During 2011, the company repaid its $1.1 billion 6.25% Note due in September 2011 and issued $400 million of 2.75% Notes due in September 2015 and $400 million of 4.1% Notes due in September 2020. The remaining portion of the debt repayment was funded through short term borrowings and cash on hand.

EX 99.3

Dividends paid during 2012 were $271 million as compared to $285 million in 2011. The reduction in dividends is due in part to the impact of the share repurchases.

Liquidity

Cash and Equivalents, Short-Term Investments and Cash Flow
At the end of 2013, the company's cash and cash equivalents balance was $400 million, which was primarily invested in prime money market funds. A portion of cash is expected to be used over the next two fiscal years to fund the company's share repurchase program. A portion of this cash is also expected to be used to fund cash commitments of approximately $145 - $155 million over the next several years primarily related to consulting and other costs related to the company's efficiency initiatives, as well as the remaining legacy obligations. The majority of these commitments are expected to be paid in 2014. At the end of 2013, the company had recognized a liability for restructuring actions of approximately $38 million. These amounts will be paid when the obligations become due, and the company expects a significant portion of these amounts will be paid in 2014.

Dividends
The quarterly dividend amounts paid in 2013 were $0.125 per share, or $0.50 on an annualized basis. On August 8, 2013, the company announced it had increased its next quarterly dividend to $0.175 per share, or $0.70 on an annualized basis. The amount of any future dividends will be determined by the company's Board of Directors and is not guaranteed.

Business Dispositions in 2013
In February 2013, the company closed on the sale of its Australian bakery business to McCain Foods for 82 million AUD (approximately $85 million U.S. dollars). Also included in the transaction were the license rights to certain intellectual property used by the Australian bakery business in the Asia-Pacific region.

Business Dispositions in 2012
In September 2011, the company closed on the sale of its North American refrigerated dough business to Ralcorp for $545 million. In November 2011, the company closed on the sale of its North American fresh bakery business to Grupo Bimbo for $709 million, which included the assumption of $34 million of debt. In December 2011, the company closed on the sale of its North American food service beverage operations to J. M. Smucker for $350 million. In August 2011, the company also made the decision to divest its Spanish bakery business to Grupo Bimbo for €115 million and closed on this sale in the second quarter of 2012. The company also divested its French refrigerated dough business for €115 million and closed on this deal in the third quarter of 2012. The company closed on the divestiture of certain of the international household and body care businesses during 2012 and received proceeds of approximately $117 million.

Spin-off/Special Dividend
In 2012, immediately after the spin-off, DEMB paid a $3.00 per share special dividend, which totaled $1.8 billion, to the company's shareholders who received shares of the spun-off business.

Share Repurchases
As of June 29, 2013, approximately $1.2 billion were authorized for share repurchase by the board of directors, in addition to a 2.7 million share authorization remaining under a prior share repurchase program, after adjusting for the 1-for-5 reverse stock split in June 2012. In August 2013, the company announced that it is targeting repurchases of approximately $200 million of shares of its common stock over the next two fiscal years under its pre-existing stock repurchase authorizations. The timing of the share buybacks will depend, in part, on our share price, the state of the financial markets and other factors.

Debt
The total debt outstanding at June 29, 2013 is $951 million, an increase of $7 million over the prior year due to the increase in the value of current zero coupon note debt. The company's long-term debt was virtually 100% fixed-rate debt as of June 29, 2013 and June 30, 2012.

The debt is due to be repaid as follows: $19 million in 2014, $93 million in 2015, $400 million in 2016, nil in 2017, nil in 2018 and $439 million thereafter. The debt obligations are expected to be satisfied with cash on hand, cash from operating activities or with additional borrowings.

EX 99.3

From time to time, the company opportunistically may repurchase or retire its outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, the company's liquidity requirements, contractual restrictions and other factors. The amounts involved could be material.

Pension Plans
As shown in Note 16 - Defined Benefit Pension Plans, the funded status of the company's defined benefit pension plans is defined as the amount the projected benefit obligation exceeds the plan assets. The funded status of the plans for total continuing operations is an underfunded position of $123 million at the end of fiscal 2013 as compared to an underfunded position of $165 million at the end of fiscal 2012.

The company expects to contribute approximately $5 million of cash to its pension plans in 2014 as compared to approximately $8 million in 2013 and $9 million in 2012. The contribution amounts are for pension plans of continuing operations and pension plans where the company has agreed to retain the pension liability after certain business dispositions were completed. The exact amount of cash contributions made to pension plans in any year is dependent upon a number of factors, including minimum funding requirements. As a result, the actual funding in 2014 may be materially different from the estimate.

The company participates in one multi-employer pension plan (MEPP) that provided retirement benefits to certain employees covered by collective bargaining agreements. Participating employers in a MEPP are jointly responsible for any plan underfunding. MEPP contributions are established by the applicable collective bargaining agreements; however, the MEPPs may impose increased contribution rates and surcharges based on the funded status of the plan and the provisions of the Pension Protection Act of 2006 (PPA). The PPA imposes minimum funding requirements on the plans. Plans that fail to meet certain funding standards as defined by the PPA are categorized as being either in a critical or endangered status. We have received notice that the plan to which we contribute has been designated in critical status. The trustees of critical status multi-employer plans must adopt a rehabilitation or funding improvement plan designed to improve the plan's funding within a prescribed period of time. Rehabilitation and funding improvement plans may include increased employer contributions, reductions in benefits or a combination of the two. Unless otherwise agreed upon, any requirement to increase employer contributions will not take effect until the current collective bargaining agreements expire. However, a five percent surcharge for the initial critical year (increasing to ten percent for the following and subsequent years) is imposed on contributions to plans in critical status and remains in effect until the bargaining parties agree on modifications consistent with the rehabilitation plan adopted by the trustees. In addition, the failure of a plan to meet funding improvement targets provided in its rehabilitation or funding improvement plan could result in the imposition of an excise tax on contributing employers.

Under current law regarding multi-employer pension plans, a withdrawal or partial withdrawal from any plan that was underfunded would render us liable for our proportionate share of that underfunding. This potential unfunded pension liability also applies ratably to other contributing employers. Information regarding underfunding is generally not provided by plan administrators and trustees on a current basis and when provided, is difficult to independently validate. Any public information available relative to multi-employer pension plans may be dated as well. In the event of a withdrawal or partial withdrawal was to occur with respect to the MEPP to which the company makes contributions, the impact to our consolidated financial statements could be material. Withdrawal liability triggers could include the company's decision to close a plant or the dissolution of a collective bargaining unit.

The company's regularly scheduled contributions to MEPPs related to continuing operations totaled approximately $1 million in 2013, $2 million in 2012 and $3 million in 2011. For continuing operations, the company incurred withdrawal liabilities of an immaterial amount in 2013 and 2011 and $3 million in 2012.

Repatriation of Foreign Earnings and Income Taxes
The company intends to permanently reinvest all of its earnings from continuing operations outside of the U.S. and, therefore, has not recognized U.S. tax expense on these earnings. In 2012, the discontinued operations of the international coffee and tea business recognized $15.5 million of expense for repatriating a portion of 2012 and prior year foreign earnings to the U.S. In addition, the company has recognized $25 million of tax expense in 2012 related to the repatriation of the proceeds on the sale of the insecticides business.
In the third quarter of 2010, the company established a deferred tax liability in anticipation of the repatriation of foreign earnings required to satisfy commitments to shareholders. This deferred liability was subsequently updated each quarter as proceeds of non-US divestments and other cash movements were realized. As a consequence of the spin-off of the international coffee and tea business, the repatriation of unremitted earnings was no longer required. As such, in 2012 the company released approximately $623 million of deferred tax liabilities on its balance sheet with a corresponding reduction in the tax expense of the discontinued international coffee and tea business.

Credit Facilities and Ratings
The company has a $750 million credit facility that expires in June 2017. The $750 million credit facility has an annual fee of 0.15% as of June 29, 2013 and pricing under this facility is based on the company's current credit rating. At June 29, 2013, the company did not have any borrowings outstanding under this facility but it did have approximately $57 million of letters of credit outstanding under this credit facility.

The company's debt agreements and credit facility contain customary representations, warranties and events of default, as well as, affirmative, negative and financial covenants with which the company is in compliance. One financial covenant includes a requirement to maintain an interest coverage ratio of not less than 2.0 to 1.0. The interest coverage ratio is based on the ratio of EBIT to consolidated net interest expense with consolidated EBIT equal to net income plus interest expense, income tax expense, and extraordinary or non-recurring non-cash charges and gains. For the 12 months ended June 29, 2013, the company's interest coverage ratio was 9.0 to 1.0.

The financial covenants also include a requirement to maintain a leverage ratio of not more than 3.5 to 1.0. The leverage ratio is based on the ratio of consolidated total indebtedness to an adjusted consolidated EBITDA. For the 12 months ended June 29, 2013, the leverage ratio was 2.1 to 1.0.

The company's credit ratings by Standard & Poor's, Moody's Investors Service and FitchRatings, as of June 29, 2013 were as follows:

	Senior Unsecured Obligations	Short-term Borrowings	Outlook
Standard & Poor's	BBB	A-2	Stable
Moody's	Baa2	P-2	Stable
Fitch	BBB	F-2	Stable

Changes in the company's credit ratings result in changes in the company's borrowing costs. The company's current short-term credit rating allows it to participate in a commercial paper market that has a number of potential investors and a historically high degree of liquidity. A downgrade of the company's short-term credit rating would place the company in a commercial paper market that would contain significantly less market liquidity than it currently operates in with a rating of A-2, P-2 and F-2. This would reduce the amount of commercial paper the company could issue and raise its commercial paper borrowing cost. The facility does not mature or terminate upon a credit rating downgrade. See Note 15 - Financial Instruments for more information. To the extent that the company's operating requirements were to exceed its ability to issue commercial paper following a downgrade of its short-term credit rating, the company has the ability to use available credit facilities to satisfy operating requirements, if necessary.

Off-Balance Sheet Arrangements
The off-balance sheet arrangements that are reasonably likely to have a current or future effect on the company's financial condition are lease transactions for facilities, warehouses, office space, vehicles and machinery and equipment.

Leases
The company has numerous operating leases for manufacturing facilities, warehouses, office space, vehicles and machinery and equipment. Operating lease obligations are scheduled to be paid as follows: $19 million in 2014, $15 million in 2015, $11 million in 2016, $10 million in 2017, $9 million in 2018 and $77 million thereafter. The company is also contingently liable for certain long-term leases on property operated by others. These leased properties relate to certain businesses that have been sold. The company continues to be liable for the remaining terms of the leases on these properties in the event that the owners of the businesses are unable to satisfy the lease liability. The minimum annual rentals under these leases are as follows: $9 million in 2014, $8 million in 2015, and $1 million in 2016.

EX 99.3

Future Contractual Obligations and Commitments The company has no material unconditional purchase obligations as defined by the accounting principles associated with the Disclosure of Long-Term Purchase Obligations.

The following table aggregates information on the company's contractual obligations and commitments:

		Payments Due by Fiscal Year
In millions	Total	2014	2015	2016	2017	2018	Thereafter
Long-term debt	$951	$19	$93	$400	$—	$—	$439
Interest on debt obligations1	310	45	33	24	21	21	166
Operating lease obligations	141	19	15	11	10	9	77
Purchase obligations2	1,684	622	433	204	175	161	89
Other long-term liabilities3	39	8	17	4	2	2	6
Subtotal	3,125	713	591	643	208	193	777
Contingent lease obligations4	18	9	8	1	—	—	—
Total5	$3,143	$722	$599	$644	$208	$193	$777

1
Interest obligations on fixed rate debt instruments are calculated for future periods using stated interest rates as per the debt terms. See Note 12 - Debt Instruments for further details on the company's long-term debt.

2
Purchase obligations include expenditures to purchase goods and services in the ordinary course of business for production and inventory needs (such as raw materials, supplies, packaging, manufacturing arrangements, storage, distribution and union wage agreements); capital expenditures; marketing services; information technology services; and maintenance and other professional services where, as of the end of 2013, the company has agreed upon a fixed or minimum quantity to purchase, a fixed, minimum or variable pricing arrangement and the approximate delivery date. Future cash expenditures will vary from the amounts shown in the table above. The company enters into purchase obligations when terms or conditions are favorable or when a long-term commitment is necessary. Many of these arrangements are cancelable after a notice period without a significant penalty. Additionally, certain costs of the company are not included in the table since at the end of 2013 an obligation did not exist. An example of these includes situations where purchasing decisions for these future periods have not been made at the end of 2013. Ultimately, the company's decisions and cash expenditures to purchase these various items will be based upon the company's sales of products, which are driven by consumer demand. The company's obligations for accounts payable and accrued liabilities recorded on the balance sheet are also excluded from the table.

3
Represents the projected payment for long-term liabilities recorded on the balance sheet for deferred compensation, restructuring costs, deferred income, sales and other incentives. The company has employee benefit obligations consisting of pensions and other postretirement benefits, including medical; pension and postretirement obligations, including any contingent amounts that may be due related to multi-employer pension plans, have been excluded from the table. A discussion of the company's pension and postretirement plans, including funding matters, is included in Notes 16 - Defined Benefit Pension Plans and 17 - Postretirement Healthcare and Life Insurance Plans. The company's obligations for employee health and property and casualty losses are also excluded from the table. Finally, the amount does not include any reserves for income taxes because we are unable to reasonably predict the ultimate amount or timing of settlement of our reserves for income taxes. See Note 18 - Income Taxes regarding income taxes for further details.

4
Contingent lease obligations represent leases on property operated by others that only become an obligation of the company in the event that the owners of the businesses are unable to satisfy the lease liability. A significant portion of these amounts relates to leases operated by Coach, Inc. At June 29, 2013, the company has not recognized a contingent lease liability on the Consolidated Balance Sheets.

5
Contractual commitments and obligations identified under the accounting rules associated with accounting for contingencies are reflected and disclosed on the Consolidated Balance Sheets and in the related notes. Amounts exclude any tax impact. See Note 18 - Income Taxes regarding income taxes for further details.

EX 99.3

Guarantees
The company is a party to a variety of agreements under which it may be obligated to indemnify a third party with respect to certain matters. Typically, these obligations arise as a result of contracts entered into by the company under which the company agrees to indemnify a third party against losses arising from a breach of representations and covenants related to such matters as title to assets sold, the collectibility of receivables, specified environmental matters, lease obligations assumed and certain tax matters. In each of these circumstances, payment by the company is conditioned on the other party making a claim pursuant to the procedures specified in the contract. These procedures allow the company to challenge the other party's claims. In addition, the company's obligations under these agreements may be limited in terms of time and/or amount, and in some cases the company may have recourse against third parties for certain payments made by the company. It is not possible to predict the maximum potential amount of future payments under certain of these agreements, due to the conditional nature of the company's obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the company under these agreements have not had a material effect on the company's business, financial condition or results of operations. The company believes that if it were to incur a loss in any of these matters, such loss would not have a material effect on the company's business, financial condition or results of operations.

The material guarantees for which the maximum potential amount of future payments can be determined, include the company's contingent liability on leases on property operated by others that is described above, and the company's guarantees of certain third-party debt. These debt guarantees require the company to make payments under specific debt arrangements in the event that the third parties default on their debt obligations. The maximum potential amount of future payments that the company could be required to make in the event that these third parties default on their debt obligations is approximately $16 million. At the present time, the company does not believe it is probable that any of these third parties will default on the amount subject to guarantee.

Risk Management

Challenges and Risks
As a consumer products company, we face certain risks and challenges that impact our business and financial performance. The risks and challenges described below have impacted our performance and are likely to impact our future results as well.

The food and consumer products businesses are highly competitive. In many product categories, we compete not only with widely advertised branded products, but also with private label products that are generally sold at lower prices. As a result, from time to time, we may need to reduce the prices for some of our products to respond to competitive pressures. Economic uncertainty may result in increased pressure to reduce the prices for some of our products, limit our ability to increase or maintain prices or lead to a continued shift toward private label products. Any reduction in prices or our inability to increase prices when raw material costs increase could negatively impact profit margins and the overall profitability of our reporting units, which could potentially trigger a goodwill impairment.

Commodity prices directly impact our business because of their effect on the cost of raw materials used to make our products and the cost of inputs to manufacture, package and ship our products. Many of the commodities we use, including pork, beef, poultry, packaging, energy, cheese, fruit, seasoning blends, flour and sugar have experienced price volatility due to factors beyond our control. The company's objective is to offset commodity price increases with pricing actions and to offset any operating cost increases with continuous improvement savings. During 2013, commodity costs, excluding mark-to-market derivative gains/losses, decreased over the prior year. The benefit of lower commodity costs was partially offset by price reductions. The company expects commodity costs to increase in 2014.

In June 2012, the company announced that it expected to deliver $100 million of savings between 2013 and 2015. At that time, initiatives to deliver $65 million of savings had been identified. The company has now identified the remaining $35 million of cost savings, as well as approximately $45 million of additional savings expected through 2016. The cost savings are expected to result from improved revenue management, supply chain and support processes. The company expects to recognize cash charges of approximately $80 million to $100 million between 2013 and 2016. Non-cash charges may also be recognized as the initiatives are implemented. The company recognized approximately $16 million of cash charges in 2013 related to these new cost savings initiatives. When fully implemented, these initiatives are expected to deliver ongoing annual savings of $80 million.

EX 99.3

Interest Rate and Commodity Risks
To mitigate the risk from interest rate and commodity price fluctuations, the company may enter into various hedging transactions that have been authorized pursuant to the company's policies and procedures. The company does not use financial instruments for trading purposes and is not a party to any leveraged derivatives.

Interest Rates The company has used interest rate swaps to modify its exposure to interest rate movements, reduce borrowing costs and to lock in interest rates on anticipated debt issuances. Interest rate risk management is accomplished through the use of swaps to modify interest payments under these instruments. As of the end of 2013, the company does not have any interest rate swaps outstanding as it has no significant exposure to changing interest rates on our long-term debt because the interest rate is fixed on 100% of the company's long-term debt. Market risk for fixed-rate long-term debt is estimated as the potential decrease in fair value resulting from a hypothetical 10% increase in interest rates, which would result in a maximum potential loss of approximately $16 million. The underlying fair values of our long-term debt were estimated based on quoted market prices or on the current rates offered for debt with similar maturities.

The company has interest rate risk associated with its pension and post-retirement benefit obligations. Changes in interest rates impact the liabilities associated with these benefit plans as well as the amount of income or expense recognized for these plans. Declines in the value of the plan assets could diminish the funded status of the pension plans and potentially increase the requirements to make cash contributions to these plans. See Note 16 - Defined Benefit Pension Plans and 17 - Postretirement Healthcare and Life Insurance Plans for additional information.

Commodities The company is a purchaser of certain commodities such as beef, pork, chicken, packaging, fruit, seasoning blends, flour, corn, corn syrup, soybean and corn oils, butter, sugar, natural gas and diesel fuel. We also raise turkeys and contract with turkey growers to meet our raw material requirements for whole birds and processed turkey products. Our costs for turkey are affected by the cost and supply of feed grains, including corn and soybean meal. Commodities are subject to price risk due to factors such as fluctuations in the commodity market, the availability of supply, severe weather, consumer or industrial demand and changes in governmental and international trade, alternative energy and agricultural programs. The company attempts to reduce the market risk associated with these by entering into either physical forward contracts or derivative instruments. The company has policies governing the hedging instruments that can be used. In circumstances where commodity derivative instruments are used, there is a high correlation between the commodity costs and the derivative instrument.

For commodity derivative instruments held, the company uses a sensitivity analysis technique to evaluate the effect that a 10% change in the underlying commodity price would have on the market value of the company's commodity derivative instruments. The impact is not significant compared with the earnings and equity of the company.

In millions	2013	2012
Effect of a 10% change in market price
Grains & oilseeds	$3	$7
Energy	3	2
Other commodities	2	2

Risk Management Activities
The company maintains risk management control systems to monitor the interest rate and commodity risks, and the company's offsetting hedge positions. The risk management control system uses analytical techniques including market value and sensitivity analysis.

Sensitivity Analysis The sensitivity analysis is the measurement of the potential loss in future earnings, fair values or cash flows of market sensitive instruments resulting from one or more selective hypothetical changes in interest rates, foreign currency exchange rates, commodity prices and other market rates or prices over a selected time.

Non-GAAP Financial Measures

The following is an explanation of the non-GAAP financial measures presented in this annual report. Adjusted net sales excludes from net sales the impact of businesses that have been exited or divested for all periods presented. Adjusted operating income excludes from operating income the impact of significant items recognized during the fiscal period and businesses exited or divested for all periods presented. It also adjusts for the impact of an additional week in those fiscal years that include a 53rd week. Results for businesses acquired are included from the date of acquisition onward. Adjusted EPS excludes from diluted EPS for continuing operations the impact of significant items and the 53rd week.

EX 99.3

Significant Items Affecting Comparability
The reported results for 2013, 2012 and 2011 reflect amounts recognized for restructuring actions and other significant amounts that impact comparability.

Significant items are income or charges (and related tax impact) that management believes have had a significant impact on the earnings of the applicable business segment or on the total company for the period in which the item is recognized, are not indicative of the company's core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; various restructuring programs; spin-off related costs; impairment charges; pension partial withdrawal liability charges; benefit plan curtailment gains and losses; tax charges on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; changes in tax valuation allowances and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations.

The impact of the above items on net income and diluted earnings per share is summarized on the following page.

EX 99.3

Impact of Significant Items on Income from Continuing Operations, Net Income and Diluted Earnings Per Share

	Year ended June 29, 2013			Year ended June 30, 2012			Year ended July 2, 2011
In millions except per share data	Pretax Impact	Net Income	Diluted EPS Impact ¹	Pretax Impact	Net Income	Diluted EPS Impact ¹	Pretax Impact	Net Income	Diluted EPS Impact ¹
Significant items affecting comparability of income from continuing operations and net income
Continuing operations
Severance/retention charges	$(4)	$(2)	$(0.02)	$(31)	$(20)	$(0.17)	$(40)	$(25)	$(0.20)
Lease & contractual obligation exit costs	(12)	(8)	(0.06)	(55)	(35)	(0.29)	—	—	—
Consulting, advisory & other costs	(38)	(25)	(0.20)	(110)	(84)	(0.70)	(34)	(27)	(0.22)
Income from asset dispositions	6	4	0.03	—	—	—	—	—	—
Accelerated depreciation	(29)	(18)	(0.15)	(46)	(29)	(0.25)	(2)	(1)	(0.01)
Total restructuring actions	(77)	(49)	(0.40)	(242)	(168)	(1.40)	(76)	(53)	(0.42)
Other
Impairment charges	(1)	(1)	(0.01)	(14)	(9)	(0.07)	(15)	(9)	(0.08)
Litigation accrual	—	—	—	(11)	(7)	(0.06)	—	—	—
Gain on HBI tax settlement	—	—	—	15	15	0.12	—	—	—
Pension curtailment/withdrawal/other	(5)	(3)	(0.03)	(6)	(4)	(0.03)	—	—	—
Foreign tax indemnification charge	10	10	0.08	3	4	0.03	—	—	—
Workers' compensation deposit adjustment	7	5	0.04	—	—	—	—	—	—
Debt extinguishment costs	—	—	—	(39)	(25)	(0.21)	(55)	(35)	(0.28)
Impact on income from continuing operations before income taxes	(66)	(38)	(0.31)	(294)	(194)	(1.62)	(146)	(97)	(0.78)
Significant tax matters
Tax audit settlements/reserve adjustments	—	10	0.09	—	1	0.01	—	4	0.03
Impact on income from continuing operations	(66)	(28)	(0.23)	(294)	(193)	(1.61)	(146)	(93)	(0.75)
Discontinued operations
Severance/retention charges	—	—	—	(73)	(55)	(0.46)	(136)	(97)	(0.78)
Consulting, advisory & other costs	(3)	(2)	(0.02)	(145)	(105)	(0.87)	(48)	(37)	(0.31)
Lease & contractual obligation exit costs	—	—	—	(108)	(79)	(0.66)	—	—	—
Accelerated depreciation	—	—	—	—	—	—	(3)	(2)	(0.02)
Impairment charges	—	—	—	(414)	(365)	(3.05)	(6)	(5)	(0.04)
Pension curtailment/withdrawal	1	1	—	(6)	(3)	(0.02)	(1)	(1)	(0.01)
Thailand flood loss	—	—	—	(2)	(1)	(0.01)	—	—	—
Indirect tax reserve - Brazil	—	—	—	(1)	(1)	(0.01)	—	—	—
Antitrust (provision)/reversal	—	—	—	—	—	—	27	18	0.15
Licensing agreement termination charge	—	—	—	—	—	—	(39)	(27)	(0.21)
Gain on sale of discontinued operations	68	53	0.43	772	405	3.38	1,304	731	5.85
Tax basis difference	—	4	0.03	—	186	1.56	—	120	0.96
Tax on unremitted earnings	—	—	—	—	471	3.94	—	(6)	(0.05)
Tax audit settlements/reserve adjustments	—	1	0.01	—	80	0.67	—	23	0.18
Valuation allowance adjustment	—	—	—	—	(66)	(0.55)	—	2	0.02
Impact on discontinued operations	66	57	0.46	23	467	3.90	1,098	719	5.76
Impact of using diluted versus basic shares	—	—	—	—	—	0.07	—	—	—
Impact on net income	$—	$29	$0.23	$(271)	$274	$2.36	$952	$626	$5.01
Impact on income from continuing operations before income taxes
Cost of sales	$(11)			$(28)			$(2)
Selling, general and administrative expenses	(45)			(132)			(36)
Exit and business dispositions	(9)			(81)			(38)
Impairment charges	(1)			(14)			(15)
Impact on operating income	(66)			(255)			(91)
Debt extinguishment costs	—			(39)			(55)
Total	$(66)			$(294)			$(146)
Diluted earnings per share - continuing operations
As reported			$1.49			$(0.16)			$0.46
Less: Impact of significant items			(0.23)			(1.61)			(0.75)
Adjusted earnings per share			$1.72			$1.45			$1.21

1	The earnings per share (EPS) impact of individual amounts in the table above are rounded to the nearest $0.01 and may not add to the total.

EX 99.3

Critical Accounting Estimates

The company's summary of significant accounting policies is discussed in Note 2 - Summary of Significant Accounting Policies. The application of certain of these policies requires significant judgments or a complex estimation process that can affect the results of operations and financial position of the company, as well as the related footnote disclosures. The company bases its estimates on historical experience and other assumptions that it believes are most likely to occur. If actual amounts are ultimately different from previous estimates, the revisions are included in the company's results of operations for the period in which the actual amounts become known, and, if material, are disclosed in the financial statements. The disclosures below also note situations in which it is reasonably likely that future financial results could be impacted by changes in these estimates and assumptions. The term reasonably possible refers to an occurrence that is more than remote but less than probable in the judgment of management.

Sales Recognition and Incentives
Sales are recognized when title and risk of loss pass to the customer. Reserves for uncollectible accounts are based upon historical collection statistics, current customer information, and overall economic conditions. These estimates are reviewed each quarter and adjusted based upon actual experience. The reserves for uncollectible trade receivables are disclosed and trade receivables due from customers that the company considers highly leveraged are presented in Note 15 - Financial Instruments. The company has a significant number of individual accounts receivable and a number of factors outside of the company's control that impact the collectibility of a receivable. It is reasonably likely that actual collection experience will vary from the assumptions and estimates made at the end of each accounting period.

The Notes to the Consolidated Financial Statements specify a variety of sales incentives that the company offers to resellers and consumers of its products. Measuring the cost of these incentives requires, in many cases, estimating future customer utilization and redemption rates. Historical data for similar transactions are used in estimating the most likely cost of current incentive programs. These estimates are reviewed each quarter and adjusted based upon actual experience and other available information. The company has a significant number of trade incentive programs and a number of factors outside of the company's control that impact the ultimate cost of these programs. It is reasonably likely that actual experience will vary from the assumptions and estimates made at the end of each accounting period.

Inventory Valuation
Inventory is carried on the balance sheet at the lower of cost or market. Obsolete, damaged and excess inventories are carried at net realizable value. Historical recovery rates, current market conditions, future marketing, sales plans and spoilage rates are key factors used by the company in assessing the most likely net realizable value of obsolete, damaged and excess inventory. These factors are evaluated at a point in time and there are inherent uncertainties related to determining the recoverability of inventory. It is reasonably likely that market factors and other conditions underlying the valuation of inventory may change in the future.

Impairment of Property
Property is tested for recoverability whenever events or changes in circumstances indicate that its carrying value may not be recoverable. Such events include significant adverse changes in the business climate, the impact of significant customer losses, current period operating or cash flow losses, forecasted continuing losses, or a current expectation that an asset group will be disposed of before the end of its useful life or spun-off. Recoverability of property is evaluated by a comparison of the carrying amount of an asset or asset group to future net undiscounted cash flows expected to be generated by the asset or asset group. If these comparisons indicate that an asset is not recoverable, the impairment loss recognized is the amount by which the carrying amount of the asset exceeds the estimated fair value. When an impairment loss is recognized for assets to be held and used, the adjusted carrying amount of those assets is depreciated over its remaining useful life. Restoration of a previously recognized impairment loss is not allowed.

EX 99.3

There are inherent uncertainties associated with these judgments and estimates and it is reasonably likely that impairment charges can change from period to period. Note 4 - Impairment Charges discloses the impairment charges recognized by the company and the factors which caused these charges. It is also reasonably likely that the sale of a business can result in the recognition of an impairment that differs from that anticipated prior to the closing date. Given the company's ongoing efforts to improve operating efficiency, it is reasonably likely that future restructuring actions could result in decisions to dispose of other assets before the end of their useful life and it is reasonably likely that the impact of these decisions would result in impairment and other related costs including employee severance that in the aggregate would be significant.

Trademarks and Other Identifiable Intangible Assets
The primary identifiable intangible assets of the company are trademarks and customer relationships acquired in business combinations and computer software. Identifiable intangibles with finite lives are amortized and those with indefinite lives are not amortized. The estimated useful life of an identifiable intangible asset to the company is based upon a number of factors, including the effects of demand, competition, expected changes in distribution channels and the level of maintenance expenditures required to obtain future cash flows. As of June 29, 2013, the net book value of trademarks and other identifiable intangible assets was $121 million, of which $77 million is being amortized. The anticipated amortization over the next five years is $40 million.

Identifiable intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used to evaluate elements of property. Identifiable intangible assets not subject to amortization are assessed for impairment at least annually, in the fourth quarter, and as triggering events may arise. The impairment test for intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying amount. An impairment loss is recognized for the amount by which the carrying value exceeds the fair value of the asset. The fair value of the intangible asset is measured using the royalty savings method. In making this assessment, management relies on a number of factors to discount anticipated future cash flows including operating results, business plans and present value techniques. Rates used to discount cash flows are dependent upon interest rates and the cost of capital at a point in time.

There are inherent assumptions and estimates used in developing future cash flows requiring management's judgment in applying these assumptions and estimates to the analysis of intangible asset impairment including projecting revenues, interest rates, the cost of capital, royalty rates and tax rates. Many of the factors used in assessing fair value are outside the control of management and it is reasonably likely that assumptions and estimates will change in future periods. These changes can result in future impairments. Note 4 - Impairment Charges sets out the impact of charges taken to recognize the impairment of intangible assets and the factors which led to changes in estimates and assumptions.

Goodwill
Goodwill is not amortized but is subject to periodic assessments of impairment and is discussed further in Note 3 - Intangible Assets and Goodwill. Goodwill is assessed for impairment at least annually, in the fourth quarter, and as triggering events may arise.

The recoverability of goodwill is first evaluated using qualitative factors to determine if recoverability needs to be further assessed using the two-step process. Some of the factors considered were the overall financial performance of the business including current and expected cash flows, revenues and earnings; changes in macroeconomic or industry conditions; changes in cost factors such as raw materials and labor; and changes in management, strategy or customers. If, after assessing the totality of events or circumstances, an entity determines that it is not more likely than not that the fair value is less than the carrying amount, then the two-step process of impairment testing is unnecessary. However, if the qualitative assessment discussed above indicates that there may be a possible impairment then the first step of the goodwill impairment test is required to be performed.

EX 99.3

The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying value of the reporting unit exceeds its fair value, the second step of the process involves a comparison of the implied fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Reporting units are business components at least one level below the operating segment level for which discrete financial information is available and reviewed by segment management. In evaluating the recoverability of goodwill, it is necessary to estimate the fair value of the reporting units. In making this assessment, management relies on a number of factors to determine anticipated future cash flows including operating results, business plans and present value techniques. Rates used to discount cash flows are dependent upon interest rates and the cost of capital at a point in time. The fair value of reporting units is estimated based on a discounted cash flow model. The discounted cash flow model uses management's business plans and projections as the basis for expected future cash flows for the first three years and a residual growth rate thereafter. Management believes the assumptions used for the impairment test are consistent with those utilized by a market participant performing similar valuations for our reporting units. A separate discount rate derived from published sources was utilized for each reporting unit.

There are inherent assumptions and estimates used in developing future cash flows requiring management's judgment in applying these assumptions and estimates to the analysis of goodwill impairment including projecting revenues and profits, interest rates, the cost of capital, tax rates, the company's stock price, and the allocation of shared or corporate items. Many of the factors used in assessing fair value are outside the control of management and it is reasonably likely that assumptions and estimates can change in future periods. These changes can result in future impairments.

Self-Insurance Reserves
The company purchases third-party insurance for workers' compensation, automobile and product and general liability claims that exceed a certain level. The company is responsible for the payment of claims under these insured limits, and consulting actuaries are utilized to estimate the obligation associated with incurred losses. Historical loss development factors are utilized to project the future development of incurred losses, and these amounts are adjusted based upon actual claim experience and settlements. Consulting actuaries make a significant number of estimates and assumptions in determining the cost to settle these claims and many of the factors used are outside the control of the company. Accordingly, it is reasonably likely that these assumptions and estimates may change and these changes may impact future financial results.

Income Taxes
Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting using tax rates in effect for the years in which the differences are expected to reverse.

The company's effective tax rate is based on pretax income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which the company operates. There are inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which the company transacts business. We establish reserves for income taxes when, despite the belief that our tax positions are fully supportable, we believe that our position may be challenged and possibly disallowed by various tax authorities. The company's recorded estimates of liability related to income tax positions are based on management's judgments made in consultation with outside tax and legal counsel, where appropriate, and are based upon the expected outcome of proceedings with tax authorities in consideration of applicable tax statutes and related interpretations and precedents. The reserves include penalties and interest on these reserves at the appropriate statutory interest rates and these charges are also included in the company's effective tax rate. The ultimate liability incurred by the company may differ from its estimates based on a number of factors, including the application of relevant legal precedent, the company's success in supporting its filing positions with tax authorities, and changes to, or further interpretations of, law.

The company's tax returns are routinely audited by federal and state tax authorities. Reserves for uncertain tax positions represent a provision for the company's best estimate of taxes expected to be paid based upon all available evidence recognizing that over time, as more information is known, these reserves may require adjustment. Reserves are adjusted when (a) new information indicates a different estimated reserve is appropriate; (b) the company finalizes an examination with a tax authority, eliminating uncertainty regarding tax positions taken; or (c) a tax authority does not examine a tax year within a given statute of limitations, also eliminating the uncertainty with regard to tax positions for a specific tax period. The actual amounts settled with respect to these examinations are the result of discussions and settlement negotiations involving the interpretation of complex income tax laws in the context of our fact patterns. Any adjustment to a tax reserve impacts the company's tax expense in the period in which the adjustment is made.

EX 99.3

The company's tax rate from period to period can be affected by many factors. The most significant of these factors are changes in tax legislation, the tax characteristics of the company's income, the timing and recognition of goodwill impairments, acquisitions and dispositions, adjustments to the company's reserves related to uncertain tax positions, and changes in valuation allowances. It is reasonably possible that the following items can have a material impact on income tax expense, net income and liquidity in future periods:

•
Tax legislation in the jurisdictions in which the company does business may change in future periods. While such changes cannot be predicted, if they occur, the impact on the company's tax assets and obligations will need to be measured and recognized in the financial statements.

•
The company has ongoing U.S. and state tax audits for various tax periods. The U.S. federal tax years from 2009 onward remain subject to audit. With few exceptions, the company is no longer subject to state and local income tax examinations by tax authorities for years before 2005. The tax reserves for uncertain tax positions recorded in the financial statements reflect the expected finalization of examinations. The company regularly reviews its tax positions based on the individual facts, circumstances, and technical merits of each tax position. If the company determines it is more likely than not that it is entitled to the economic benefits associated with a tax position, it then considers the amounts and probabilities of the outcomes that could be realized upon ultimate settlement with a taxing authority, taking into consideration all available facts, circumstances, and information. The company believes that it has sufficient cash resources to fund the settlement of these audits.

As a result of audit resolutions, expirations of statutes of limitations, and changes in estimate on tax contingencies in 2013, 2012 and 2011, the company recognized a tax benefit of $5 million, a benefit of $1 million, and an expense of $3 million, respectively. However, audit outcomes and the timing of audit settlements are subject to significant uncertainty. The company estimates reserves for uncertain tax positions, but is not able to control or predict the extent to which tax authorities will examine specific periods, the outcome of examinations, or the time period in which examinations will be conducted and finalized. Favorable or unfavorable past audit experience in any particular tax jurisdiction is not indicative of the outcome of future examinations by those tax authorities. Based on the nature of uncertain tax positions and the examination process, management is not able to predict the potential outcome with respect to tax periods that have not yet been examined or the impact of any potential reserve adjustments on the company's tax rate or net earnings trends. As of the end of 2013, the company believes that it is reasonably possible that the liability for unrecognized tax benefits will decrease by approximately $5 million to $30 million over the next 12 months.

•
Facts and circumstances may change that cause the company to revise the conclusions on its ability to realize certain net operating losses and other deferred tax attributes. The company regularly reviews whether it will realize its deferred tax assets. Its review consists of determining whether sufficient taxable income of the appropriate character exists within the carryback and carryforward period available under respective tax statutes. The company considers all available evidence of recoverability when evaluating its deferred tax assets; however, the company's most sensitive and critical factor in determining recoverability of deferred tax assets is the existence of historical and projected profitability in a particular jurisdiction. As a result, changes in actual and projected results of the company's various legal entities can create variability, as well as changes in the level of the company's gross deferred tax assets, which could result in increases or decreases in the company's deferred tax asset valuation allowance.

The company cannot predict with reasonable certainty or likelihood future results considering the complexity and sensitivity of the assumptions above.

Note 18 - Income Taxes, sets out the factors which caused the company's effective tax rate to vary from the statutory rate and certain of these factors result from finalization of tax audits and review and changes in estimates and assumptions regarding tax obligations and benefits.

EX 99.3

Stock Based Compensation
The company issues restricted stock units (RSUs) and stock options to employees in exchange for employee services. See Note 9 - Stock-Based Compensation regarding stock-based compensation for further information on these awards. The cost of RSUs and stock option awards is equal to the fair value of the award at the date of grant, and compensation expense is recognized for those awards earned over the service period. A certain number of the RSUs vest based upon the employee achieving certain defined service and performance measures, either internally or externally measured. During the service period, management estimates the number of awards that will meet the defined performance measures. At the time of grant, if the measures are based upon external criteria, the Monte Carlo model is used to determine the fair value of these awards at the date of grant. Management estimates the volatility of the company's stock and the initial total shareholder return to determine the fair value of the award. If the measures are based upon internal criteria, the cost of the RSUs is equal to the fair value at the date of grant. With regard to stock options, at the date of grant, the company determines the fair value of the award using the Black-Scholes option pricing formula. Management estimates the period of time the employee will hold the option prior to exercise and the expected volatility of the company's stock, each of which impacts the fair value of the stock options. The company believes that changes in the estimates and assumptions associated with prior non-performance based grants and stock option grants are not reasonably likely to have a material impact on future operating results. However, changes in estimates and assumptions related to previously issued performance based RSUs may have a material impact on future equity.

Defined Benefit Pension Plans
See Note 16 - Defined Benefit Pension Plans, for information regarding plan obligations, plan assets and the measurements of these amounts, as well as the net periodic benefit cost and the reasons for changes in this cost.

Pension costs and obligations are dependent on assumptions used in calculating such amounts. These assumptions include estimates of the present value of projected future pension payments to all plan participants, taking into consideration the likelihood of potential future events such as salary increases and demographic experience. The assumptions used in developing the required estimates include the following key factors: discount rates, expected return on plan assets, retirement rates and mortality.

In determining the discount rate, the company utilizes a yield curve based on high-quality fixed-income investments that have a AA bond rating to discount the expected future benefit payments to plan participants. In determining the long-term rate of return on plan assets, the company assumes that the historical long-term compound growth rate of equity and fixed-income securities will predict the future returns of similar investments in the plan portfolio. Investment management and other fees paid out of plan assets are factored into the determination of asset return assumptions. Retirement rates are based primarily on actual plan experience, while standard actuarial tables are used to estimate mortality. Results that differ from these assumptions are accumulated and amortized over future periods and, therefore, generally affect the net periodic benefit cost in future periods.

Net periodic benefit costs for the company's defined benefit pension plans related to continuing operations were nil in 2013, $1 million in 2012 and $13 million in 2011, and the projected benefit obligation was $1.562 billion at the end of 2013 and $1.680 billion at the end of 2012. The company currently expects its net periodic benefit cost for 2014 to be approximately $3 million of income. The year-over-year change versus 2013 is primarily due to the recognition of $6 million of settlement losses in 2013 which related to a Canadian plan, an increase in interest expense resulting from a higher discount rate and a decrease in expected return on assets. The decrease in expected return on assets results from lower plan assets at the end of 2013 due to benefit payments partially offset by a decrease in the amortization related to actuarial gains/losses.

The following information illustrates the sensitivity of the net periodic benefit cost and projected benefit obligation to a change in the discount rate and return on plan assets. Amounts relating to foreign plans are translated at the spot rate at the close of 2013. The sensitivities reflect the impact of changing one assumption at a time and are specific to base conditions at the end of 2013. It should be noted that economic factors and conditions often affect multiple assumptions simultaneously and that the effects of changes in assumptions are not necessarily linear.

EX 99.3

			Increase/(Decrease) in
Assumption		Change	2014 Net Periodic Benefit Cost	2013 Projected Benefit Obligation
Discount rate	1%	increase	$(1)	$(187)
	1%	decrease	6	213
Asset return	1%	increase	(14)	—
	1%	decrease	14	—

The company's defined benefit pension plans had a net unamortized actuarial loss of $228 million in 2013 and $263 million in 2012. The unamortized actuarial loss is reported in the Accumulated other comprehensive loss line of the Consolidated Balance Sheet. The decrease in the unamortized net actuarial loss in 2013 was primarily due to a net actuarial gain in 2013 resulting from a decrease in plan liabilities due to the increase in the weighted average discount rate partially offset by decline in actual asset performances.

As indicated above, changes in the bond yields, expected future returns on assets, and other assumptions can have a material impact upon the funded status and the net periodic benefit cost of defined benefit pension plans. It is reasonably likely that changes in these external factors will result in changes to the assumptions used by the company to measure plan obligations and net periodic benefit cost in future periods.

Issued but not yet Effective Accounting Standards

Following is a discussion of recently issued accounting standards that the company will be required to adopt in a future period.

Offsetting Assets and Liabilities In December 2011, the FASB issued an amendment on disclosures about offsetting assets and liabilities. The amendment requires additional disclosures showing the effect or potential effect of netting arrangements on an entity's financial position, including the effect or potential effect of rights of set-off associated with certain financial instruments and derivative instruments. The amendment is retroactively effective for the company beginning in the first quarter of fiscal 2014. This standard will only impact the company's disclosures in the Financial Instruments note to the financial statements and will not have an impact on our consolidated results of operations, financial position or cash flows.

Reporting Amounts Reclassified Out of Accumulated Other Comprehensive Income - In February 2013, the FASB issued an accounting standards update that requires companies to disclose any significant amounts reclassified from each component of accumulated other comprehensive income and the income statement line items affected by the reclassification. This disclosure can be made either parenthetically on the face of the income statement or in the notes to the financial statements. This amendment is effective for the company beginning in the first quarter of fiscal 2014. This amendment does not have an impact on our consolidated results of operations, financial position or cash flows.

Presentation of Unrecognized Tax Benefits - In July 2013, the FASB issued an accounting standard to clarify the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists to address issues with diversity in practice. The standard states that, with limited exceptions, the unrecognized tax benefit should be presented in the financial statements as a reduction to a deferred tax asset. While the standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014, the company has historically presented such information in accordance with the newly issued guidance. As such, there will be no impact to the financial statements as a result of the issuance of this amendment.

Forward-Looking Information

This document contains forward-looking statements regarding Hillshire Brands' business prospects and future financial results and metrics. In addition, from time to time, in oral statements and written reports, the company discusses its expectations regarding the company's future performance by making forward-looking statements preceded by terms such as will, anticipates, intends, expects, likely or believes. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events and are inherently uncertain.

EX 99.3

Investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements, and the company wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Hillshire Brands' actual results to differ from such forward-looking statements are those described under Item 1A, Risk Factors in Hillshire Brands' most recent Annual Report on Form 10-K and other SEC Filings, as well as factors relating to:

•
The consumer marketplace, such as (i) intense competition, including advertising, promotional and price competition; (ii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (iii) fluctuations in raw material costs, Hillshire Brands' ability to increase or maintain product prices in response to cost fluctuations and the impact on profitability; (iv) the impact of various food safety issues and regulations on sales and profitability of Hillshire Brands products; and (v) inherent risks in the marketplace associated with product innovations, including uncertainties related to execution and trade and consumer acceptance;

•
Hillshire Brands' relationship with its customers, such as (i) a significant change in Hillshire Brands' business with any of its major customers, such as Wal-Mart, its largest customer; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•	Hillshire Brands' spin-off of its international coffee and tea business in June 2012, including potential tax liabilities and other indemnification obligations; and

•
Other factors, such as (i) Hillshire Brands' ability to generate margin improvement through cost reduction and productivity improvement initiatives; (ii) Hillshire Brands' credit ratings, the impact of Hillshire Brands' capital plans on such credit ratings and the impact these ratings and changes in these ratings may have on Hillshire Brands' cost to borrow funds and access to capital/debt markets; and (iii) the settlement of a number of ongoing reviews of Hillshire Brands' income tax filing positions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Hillshire Brands transacts business.

In addition, Hillshire Brands' results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the company competes. Hillshire Brands undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.